SCB COMPUTER TECHNOLOGY, INC.
                              ANNOUNCES RESULTS FOR
                       THIRD QUARTER AND FIRST NINE MONTHS

EXHIBIT 99.1


Memphis, TN (February 18, 2003) - SCB Computer Technology, Inc. (OTCBB: SCBI) today announced its financial results for the third quarter and nine-month periods ended January 31, 2003.

                                                   Three Months Ended             Nine Months Ended
------------------------------------------------------------------------      -----------------------
                                               1/31/03               1/31/02         1/31/03             1/31/02
--------------------------------------------------------         -------------   --------------      -------------

Revenue                                    $      19,137         $      24,647   $      62,481       $      80,965
                                           =============         =============   =============       =============
Net income                                 $         432         $         347   $       1,386       $       1,481
                                           =============          ============   =============       =============

Net income per share                       $        0.02         $        0.01    $      0.06        $        0.06
                                           =============         =============    ===========        =============

T. Scott Cobb, President and Chief Executive Officer, said, "This report covers our seventh consecutive quarter of positive financial performance. Our improved financial performance is not readily apparent due to the substantial decrease in spending in information technology. Net income as a percent of revenue continues to increase indicating the strong fundamental operating controls in place are effective. We believe the improvements that have been made in the Company will position us for significant income growth when the economy picks up and our customers again begin spending on information technology. "

For the third quarter of fiscal 2003, the Company reported net income of $432,000, or $0.02 per share, a 24% increase from $347,000, or $0.01 per share, in the third quarter of fiscal 2002.

Revenue was $19.1 million in the third quarter of fiscal 2003, compared with $24.6 million in the third quarter of fiscal 2002, a decrease of 22%. Revenue from core operations in the third quarter of fiscal 2003 decreased 19% from $23.4 million in the third quarter of fiscal 2002.

For the first nine months of fiscal 2003, net income of the Company was $1.4 million, or $0.06 per share, a 6% decrease in net income from $1.5 million, or $0.06 per share, in the first nine months of fiscal 2002.

Revenue was $62.5 million in the first nine months of fiscal 2003, compared with $81.0 million in the first nine months of fiscal 2002, a decrease of 23%. Revenue from core operations in the first nine months of fiscal 2003 decreased 17% from $75.7 million in the first nine months of fiscal 2002.

The Company's financial results for the nine months of both fiscal 2003 and fiscal 2002 included unusual gains. In the third quarter and second quarter of fiscal 2003, the Company recognized approximately $150,000 of net income from the collection of an insurance claim for legal fees expensed by the company and approximately $218,000 of net income from the collection of a previously written off note receivable, respectively. In the first nine months of fiscal 2002, the Company recognized approximately $240,000 of net income from the sale of a non-core business unit.

Interest expense decreased 49% in both the third quarter and first nine months of fiscal 2003, compared to the same periods in fiscal 2002. The decrease in interest expense reflects the continued significant decrease in the Company's debt. The Company repaid $4.0 million in debt during the third quarter of fiscal 2003 and $9.5 million in debt during the first nine months of fiscal 2003.

Cobb went on to say, "Our financial performance over the last seven quarters provided us the financial momentum to consider and complete the acquisition of Remtech Services, Inc. which we recently announced. With Remtech we obtained the federal government as a customer where spending on information technology is increasing - providing us the opportunity to grow revenue. "

Michael J. Boling, Executive Vice President and Chief Financial Officer, said, "Our positive cash flows from operations during the third quarter allowed us to reduce our debt by 44% and to repurchase 44,900 shares of common stock at an average price of $0.74 per share. We believe our stock continues to be undervalued, accordingly we will allocate our excess cash flow between repaying debt and repurchasing shares in the upcoming quarter."

Earnings Conference Call

The Company plans to conduct a conference call on Wednesday, February 19, 2003, starting at 10:00 a.m. (Eastern Standard Time), to discuss its financial results. To hear the Company's call, dial (888) 201-7906 and enter code #7874040. The conference call also will be available over the internet at http://www.scb.com and http://www.streetevents.com. The on-line replay will follow immediately and continue for 30 days.

Fourth Quarter Guidance

For the fourth quarter of fiscal 2003, the Company expects revenue to be in the range of $25.0 million to $27.5 million and net income to range of $0.02 to income of $0.04 per share. Included in this guidance for the fourth quarter of fiscal 2003 is the expected revenue and net income of Remtech Services, Inc. from February 1, 2003, the effective date of the acquisition.

This press release may contain forward-looking statements. All statements other than statements of historical fact made in this press release are forward-looking statements. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to risks and uncertainties, including the Company's ability to successfully integrate the Remtech Services, Inc. business just acquired; the Company's increased leveraged position as a result of the Remtech Services, Inc. acquisition; the ability of the Company to service its debt; the Company's ability to pursue business strategies; pricing pressures; the Company's ability to attract and retain qualified professionals; industry competition; the ability of the Company to integrate future acquisitions successfully; and other factors discussed in the Company's filings with the Securities and Exchange Commission (including the company's annual report on Form 10-K for the fiscal year ended April 30, 2002), that could cause actual results to differ materially from historical or anticipated results. The Company undertakes no obligation to update the forward-looking information except as required by law.

SCB Computer Technology, Inc., based in Memphis, Tennessee, is a leading provider of information technology consulting, outsourcing, and staffing services to agencies of the federal, state and local governments, and commercial enterprises, including a number of Fortune 500 companies. Since its inception over a quarter-century ago, SCB has consistently delivered top-quality, cost-effective IT services through long-term engagements with its clients. For additional information, visit SCB's website at http://www.scb.com.
                                      # # #


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                          SCB COMPUTER TECHNOLOGY, INC.
                              Financial Highlights
                    (in thousands, except per share amounts)
                                   (unaudited)
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                                                   Three Months Ended                    Nine Months Ended
------------------------------------------------------------------------      ------------------------------------
                                               1/31/03               1/31/02         1/31/03             1/31/02
--------------------------------------------------------         -------------   --------------      -------------

Revenue                                    $      19,137         $      24,647   $      62,481       $      80,965
Cost of services                                  14,538                18,515          46,999              60,032
                                           -------------         -------------   -------------       -------------
      Gross profit                                 4,599                6,132           15,482              20,933

Selling General & Administrative                   3,759                 5,227          12,661              17,397
                                           -------------         -------------   -------------       -------------
      Income from operations                         840                   905           2,821               3,536

Net interest expense                                 206                   400             755               1,489
Other income                                          80                    68             225                 401
                                           -------------         -------------   -------------       -------------

      Income before income taxes                     714                   573           2,291               2,448
Income tax expense                                   282                   226             905                 967
                                           -------------         -------------   --------------      -------------

      Net income                           $         432         $         347   $       1,386       $       1,481
                                           =============          ============   ==============      =============

Net income per share:
      Basic                                $        0.02         $        0.01   $         0.06      $         0.06
                                           =============         =============   ==============      ==============
      Diluted                              $        0.02         $        0.01   $         0.06      $        0.06
                                           =============         =============   ==============      =============

Weighted average number of common shares:
          Basic                                   24,474                24,985           24,731             24,985
                                           =============         =============     ============       ============
          Diluted                                 24,724                25,187           25,011             25,149
                                           =============         =============     ============       ============

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                        Selected Balance Sheet Highlights
                                    1/31/03             4/30/02
-------------------------------------------        -----------
Cash                            $        45        $        354
Working Capital                       4,628               5,615
Total assets                         31,160              41,377
Long-term debt                        5,031              14,578
Shareholders' equity                 19,142             18,115